Exhibit 99.1

On June 25, 2025, Whitney Wolfe Herd, Founder and Chief Executive Officer of Bumble Inc. (the “Company”), shared the following message with the Company’s employees:

Team,

This is a hard note to write – and I know it’s a hard one to read. But I’ve always promised to lead with honesty, clarity, and care, even when it’s difficult.

Bumble, like the online dating industry itself, is at an inflection point. In recent months, we’ve been rebuilding – returning to what makes us trusted, unique, and deeply human. But intentional rebuilding requires hard decisions. Today, we are marking one of the most difficult: we are reducing the size of our team. This decision is not a reflection of any individual but rather where we are going as a company and what we are building for.

The reality is, we need to take decisive action to restructure to build a company that’s resilient, intentional, and ready for the next decade. We’ve reset our strategy, and are going back to a start-up mentality – rooted in an ownership mindset and team structures designed for faster, more meaningful execution.

Bumble was built on a beautiful idea: that people deserve to feel safe and empowered in love, friendship, and life. To uphold that promise, we have to evolve how we work and the shape of our teams. That means:

•	Prioritizing core product innovation and addressing the big opportunities in how technology shapes human connection

•	Returning to a member-first approach and investing in member health

•	Becoming a faster, more decisive, and more agile organization – ready to meet the moment and the opportunity ahead

I know this decision affects people – friends and colleagues – who have poured so much into Bumble, and many of you who will enter the consultation process. We’re providing structured severance and transitional support to those impacted and we are committed to treating everyone affected with respect, compassion, and gratitude during this transition.

To those impacted: your contributions matter deeply, and you’ve left a lasting mark on this company. We thank you – for your creativity, thoughtfulness, and commitment. You will always be part of the Bumble story.

To those staying: I know this is a heavy day. Let’s honor our teammates by carrying their spirit forward – with resilience, heart, and renewed purpose.

Please take care of yourselves and each other.

With all my heart,

Whitney